Exhibit 99.1

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of this 20th day of January 2015, by and among CoSine Communications, Inc., a Delaware corporation ("CoSine"), Steel Partners Holdings L.P., a Delaware limited partnership ("Parent"), and SPH Group Holdings LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Parent (“SPH Holdings”). SPH Holdings is a direct wholly owned subsidiary of SPH Group LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“SPH Group”).

RECITALS

WHEREAS, SPH Holdings is the legal and beneficial owner of 24,807,203 ordinary shares, nominal value of 1 pence each (“API Ordinary Shares”), in the issued share capital of API Group plc, a company incorporated under the laws of England and Wales, representing approximately 32.3% of the issued and outstanding shares of API Ordinary Shares, which is currently listed on the AIM market of the London Stock Exchange plc under the ticker symbol API;

WHEREAS, SPH Holdings is the legal and beneficial owner of 445,456 shares of common stock, par value $0.01 (“Nathan’s Common Stock”), of Nathan’s Famous, Inc., a Delaware corporation (“Nathan’s”), representing approximately 9.9% of the issued and outstanding shares of Nathan’s Common Stock, which is currently listed on the NASDAQ Global Stock Market under the ticker symbol NATH;

WHEREAS, SPH Group is the legal and beneficial owner of 4,779,271 shares of common stock, par value $0.0001 (“CoSine Common Stock”), of CoSine, representing approximately 48.3% of the issued and outstanding shares of CoSine Common Stock;

WHEREAS, SPH Holdings wishes to contribute its (i) 24,807,203 shares of API Ordinary Shares (“API Contributed Shares”) as the first step in a plan by CoSine to acquire through a wholly-owned U.K. subsidiary between 62% and 100% of the issued and outstanding API Ordinary Shares (as described below) and (ii) 445,456 shares of Nathan’s Common Stock (“Nathan’s Contributed Shares”) to CoSine in exchange for (A) 16,500,000 shares of newly issued CoSine Common Stock (“New CoSine Common Shares”) and (B) 12,761 shares of newly issued preferred stock, par value $0.0001 (“CoSine Preferred Stock”), of CoSine having an aggregate value of $12,761,000 (“New CoSine Preferred Shares,” which together with the New CoSine Common Shares are referred to collectively as the “New CoSine Shares”) and the designations and preferences set forth on the Certificate of Designations and Preferences attached hereto as Exhibit A (the “Certificate of Designations and Preferences”), as a result of which SPH Holdings and SHP Group will own in the aggregate 21,279,271 shares of CoSine Common Stock representing at least 80.1% of the total combined voting power of all classes of CoSine stock issued and outstanding, on a fully diluted basis taking into account all outstanding shares of CoSine Common Stock, including the New CoSine Shares, and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights as of January 19, 2015, and 12,761 shares of CoSine Preferred Stock (the “SPH Holdings Contribution”);

WHEREAS, the SPH Holdings Contribution is intended to qualify as a tax-free exchange of property under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the issuance of the New CoSine Shares is intended to qualify as a transaction in securities exempt from registration or qualification under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws;

WHEREAS, promptly following the execution of this Agreement, CoSine intends to cause a wholly owned subsidiary of CoSine ("Cedar Bidco") to make an offer for all of the issued and to be issued API Ordinary Shares in accordance with the City Code on Takeovers and Mergers (the “UK Takeover Code”) to acquire in the aggregate at least 62% of the API Ordinary Shares, (on a fully diluted basis taking into account all outstanding API Ordinary Shares, including the API Contributed Shares), and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights as of the date of commencement of such offer, at a price per share of API Ordinary Shares of 60 pence (the “Offer”);

WHEREAS, SPH Holdings will lend the sum of $37,000,000 to Cedar Bidco to satisfy a portion of its financial obligations under the Offer in exchange for which Cedar Bidco will issue to SPH Holdings that Secured Promissory Note dated as of the date hereof in respect of such amount (the “Secured Promissory Note”) and CoSine will guarantee Cedar Bidco’s obligations under the Secured Promissory Note pursuant to that Continuing Guaranty furnished by CoSine to SPH Holdings of even date herewith (the “CoSine Guaranty”).

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants, and promises herein contained, and subject to the terms and conditions hereof, the parties hereto hereby agree as follows:

ARTICLE 1

CONTRIBUTION

1.1      SPH Holding Contribution. Effective as of the Closing Date (as defined below) and upon the terms and subject to the conditions set forth in this Agreement:

(a) SPH Holdings hereby contributes, transfers, assigns and delivers to CoSine, and CoSine hereby accepts, acquires, assumes and receives from SPH Holdings, as contribution to CoSine’s capital, all right, title and interest in the API Contributed Shares and the Nathan’s Contributed Shares (including any and all voting and other rights and benefits accruing or associated therewith).

(b) Immediately following the effectiveness of and in consideration and exchange for the contribution of the API Contributed Shares and the Nathan’s Contributed Shares to CoSine contemplated in Section 1.1(a) above, CoSine shall promptly issue in the name of SPH Holdings the New CoSine Shares.

1.2     Tax Treatment. The parties acknowledge and agree that the transactions contemplated by this Agreement, including the SPH Holdings Contribution, are intended to qualify as a tax-free exchange of property under Section 351 of the Code; provided, however, that both SPH Holdings and Parent acknowledge that CoSine has not made any representation or warranty regarding the tax consequences of the SPH Holding Contribution. The parties hereto agree to report the transfer and contribution to CoSine of the API Contributed Shares and the Nathan’s Contributed Shares, all pursuant to this Agreement, as meeting the requirements under section 351(a) of the Code, and the parties hereto shall file their tax returns consistent with such treatment unless otherwise required by law.

ARTICLE 2

CLOSING

2.1     Closing. The closing of the SPH Holding Contribution (the “Closing”) shall take place remotely via the exchange of documents and other deliverables, as set forth in Section 2.2, simultaneously with the execution and delivery of this Agreement on January 20, 2015, or at such other time and place as the parties to this Agreement shall mutually agree (the “Closing Date”).

2.2     Deliveries at the Closing.

  (a) At the Closing, SPH Holding shall:

(i) Transfer ownership of the API Contributed Shares and the Nathan’s Contributed Shares to CoSine, which shall be effected by an appropriate method reasonably agreed to by CoSine and SPH Holdings, including, as necessary and advisable, by delivering or causing to be delivered to CoSine any stock certificates representing the API Contributed Shares and the Nathan’s Contributed Shares, duly endorsed for transfer or accompanied by appropriate stock transfer forms duly executed, and/or a letter of instructions to the respective transfer agents of API and Nathan’s directing that the API Contributed Shares and the Nathan’s Contributed Shares be transferred to and registered in the name of CoSine in accordance with this Agreement, together, in each case, with all documentation reasonably necessary to transfer to CoSine all right, title and interest in and to the API Contributed Shares and the Nathan’s Contributed Shares; and

(ii) Have deposited, or have caused to be deposited, with HSBC Bank USA, N.A., a national banking association (“HSBC”), as escrow agent pursuant to and in accordance with that Escrow Agreement, dated as of January 16, 2015, by and among HSBC, Cedar Bidco and Kinmont, Ltd., a private limited company incorporated in England and Wales, (the “Escrow Agreement”), funds in the amount of £23,700,000 (the “Offer Funding”), to be held in escrow for the benefit of Cedar Bidco.

(iii) Deliver, or caused to be delivered, to CoSine:

(A) such additional transfer documentation, if any, as is reasonably necessary to effectuate the transfer of all right, title and interest in and to all API Contributed Shares and Nathan’s Contributed Shares to CoSine in a form reasonably satisfactory to CoSine;

(B) a certificate dated as of the Closing Date and signed on behalf by the Secretary of SPH Holdings attaching (A) a true and correct copy of the Certificate of Formation of SPH Holdings, (B) a true and correct copy of the limited liability company agreement, with all amendments thereto, of SPH Holdings, and (C) certified copies of resolutions duly adopted, respectively, by SPH Holdings’ member(s) and/or manager(s), as applicable, evidencing the taking of all corporate or limited liability company action necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, all in such detail as CoSine and its counsel shall reasonably request;

(C) a certificate dated as of the Closing Date and signed on behalf by the Secretary of Parent attaching certified copies of resolutions duly adopted by the general partner of Parent evidencing the taking of all limited partnership action necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, all in such detail as CoSine and its counsel shall reasonably request;

(D) a copy of that Corporate Governance, Nominating and Voting Agreement dated as of the date hereof by and among SPH Holdings, Parent, CoSine and SPH Group (“Governance Agreement”), duly executed by SPH Holdings, SPH Group and Parent;

(E) evidence, reasonably satisfactory to CoSine, that SPH Holdings has deposited the Offer Funding with HSBC pursuant to and in accordance with that Escrow Agreement.

(b) At the Closing, CoSine shall deliver, or caused to be delivered, the following to SPH Holding:

(i) An account statement reflecting SPH Holdings’ ownership of the New CoSine Shares. The New CoSine Shares to be issued to SPH Holdings shall be issued as uncertificated shares in book-entry form. No certificates for the New CoSine Shares shall be issued;

(ii) An instruction letter from CoSine to its transfer agent directing that the New CoSine Shares be issued in the name of SPH Holdings;

(iii) Such additional transfer documentation, if any, as is necessary to effectuate the issuance of the New CoSine Shares to SPH Holdings in a form reasonably satisfactory to SPH Holdings;

(iv)  A certificate dated as of the Closing Date and signed on behalf by the Secretary of CoSine attaching certified copies of resolutions duly adopted by CoSine’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, all in such detail as SPH Holdings and its counsel shall reasonably request;

(v) A copy of the Governance Agreement, duly executed by CoSine;

(vi) A copy of the Secured Promissory Note issued by Cedar Bidco in favor of SPH Holdings, dated as of the date hereof.

(vii) A copy of the CoSine Guaranty executed by Cosine in connection with the Secured Promissory Note; and

(viii) Evidence that the Certificate of Designations and Preferences has been filed with the Secretary of State of the State of Delaware and has not been amended, cancelled, or superseded in any respect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SPH HOLDINGS AND PARENT

SPH Holdings and Parent, jointly and severally, hereby represent and warrant to CoSine the following are true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date:

3.1     Existence and Good Standing. SPH Holdings is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Parent is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware.

3.2     Due Authorization. Each of SPH Holdings and Parent has all requisite power and authority to execute and deliver this Agreement and the other agreements and instruments to be delivered by it pursuant to this Agreement and to perform its obligations hereunder and thereunder. All acts and other proceedings required to be taken by each of SPH Holdings and Parent to authorize the execution, delivery and performance of this Agreement and the other agreements and instruments described above and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly authorized, executed and delivered by each of SPH Holdings and Parent and constitutes a legal, valid and binding obligation of SPH Holdings and Parent, enforceable against each of SPH Holdings and Parent in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3     Approvals and Consents. No action, approval, consent, authorization or waiver of, or registration, qualification, designation, declaration or filing with, any federal, state, local or foreign governmental or quasi-governmental agency, commission, board, bureau, or instrumentality is necessary or required as to either SPH Holdings and Parent in connection with execution and delivery of this Agreement by SPH Holdings and Parent, or the performance of their respective obligations or agreements or the consummation of the transactions described herein, except for filings pursuant applicable state securities laws, which have been made or will be made in a timely manner.

3.4     No Conflicts. None of the execution and delivery of this Agreement by SPH Holdings and Parent, the consummation by SPH Holdings and Parent of the transactions contemplated hereby or compliance by SPH Holdings and Parent with any of the provisions hereof shall (i) conflict with or result in a breach of any applicable organizational documents of SPH Holdings and Parent, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any contract or other instrument or obligation of any kind to which SPH Holdings and Parent is a party or by which SPH Holdings and Parent or any of their respective material properties or assets, including the API Contributed Shares or the Nathan’s Contributed Shares may be bound, or (iii) violate any law, statute, regulation, writ, injunction, judgment, legal requirements or court or government order applicable to SPH Holdings and Parent or any of their respective material properties or assets, including the API Contributed Shares or the Nathan’s Contributed Shares.

3.5    Ownership of the API and Nathan’s Contributed Shares; Encumbrances. SPH Holdings is the sole legal and beneficial owner of both the API Contributed Shares and the Nathan’s Contributed Shares, free and clear of any and all liens, encumbrances, claims, charges and assessments, and SPH Holdings has the full right, power, legal capacity and authority to sell, transfer and deliver the API Contributed Shares and the Nathan’s Contributed Shares to CoSine. SPH Holdings is not a party to, and none of the API Contributed Shares and the Nathan’s Contributed Shares are subject to, any contract or arrangement restricting the transfer or otherwise relating to or affecting any of the API Contributed Shares or the Nathan’s Contributed Shares, and there are no voting agreements, proxies or other agreements or understandings with respect to the voting or transfer of any of the API Contributed Shares or the Nathan’s Contributed Shares. Upon the consummation of the transactions contemplated by this Agreement, CoSine shall acquire good and valid title to all the API Contributed Shares and the Nathan’s Contributed Shares, free and clear of any and all liens, encumbrances, security interests, claims, charges, assessments, or other restriction or third-party right of any kind, including any right of first refusal or restriction on voting.

3.6        Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the knowledge of either SPH Holdings or Parent, threatened before any federal, state, local or foreign governmental or quasi-governmental agency, commission, board, bureau, or instrumentality brought by or against SPH Holdings or Parent, or any of their respective officers, directors, employees, agents or affiliates (i) that questions the validity of the Agreement or the respective rights of SPH Holdings or Parent to enter into the Agreement, or to consummate the transactions contemplated by the Agreement; (ii) involving, affecting or relating to the API Contributed Shares or the Nathan’s Contributed Shares, or (iii) which could materially and adversely affect the ability of SPH Holdings or Parent to effect the consummation of the transactions contemplated by the Agreement.

3.7        Solvency. SPH Holdings has been and will be solvent at all times prior to and after giving effect to the SPH Holdings Contribution and the consummation by SPH Holdings of the transactions contemplated hereby.

3.8           Investment Representations.

(a) State of Residence. The office of SPH Holdings’ principal place of business is located in the state of New York.

(b) Investment. SPH Holdings is acquiring the New CoSine Shares for investment for SPH Holdings’ own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof within the meaning of the Securities Act, and SPH Holdings has no present intention of selling or otherwise disposing of all or any portion of the New CoSine Shares.

(c) Access to Information. SPH Holdings has had access to all information regarding CoSine and its present and prospective business, assets, liabilities and financial condition that SPH Holdings reasonably considers important in making the decision to acquire the New CoSine Shares, and SPH Holdings has had ample opportunity to ask questions of CoSine’s representatives concerning such matters and this investment. It is understood that this representation is qualified by the fact that CoSine has not delivered to SPH Holdings, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

(d) No Representation. SPH Holdings confirms that neither CoSine nor any agent or affiliate of CoSine has made any representation or warranty to SPH Holdings about CoSine or the New CoSine Shares other than those set forth in this Agreement, and that SPH Holdings has not relied upon any other representation or warranty, express or implied, in acquiring the New CoSine Shares.

(e) SPH Holdings’ Qualifications. SPH Holdings is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. SPH Holdings has a preexisting personal or business relationship with CoSine and/or certain of its officers and/or directors of a nature and duration sufficient to make SPH Holdings aware of the character, business acumen and general business and financial circumstances of CoSine and/or such officers and directors. By reason of SPH Holdings’ business or financial experience, SPH Holdings is capable of evaluating the merits and risks of this investment, has the ability to protect SPH Holdings’ own interests in this transaction and is financially capable of bearing a total loss of this investment.

(f) No General Solicitation. At no time was SPH Holdings presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, grant and acceptance of the New CoSine Shares.

(g) Compliance with Securities Laws. SPH Holdings understands and acknowledges that, in reliance upon the representations and warranties made by SPH Holdings herein, the New CoSine Shares are not being registered with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act or being qualified under the California Corporate Securities Law of 1968, as amended (the “California Securities Law”), or being registered under any other applicable U.S. or state securities laws or listing requirements or regulations, but instead are being issued under an exemption or exemptions from the registration and qualification requirements of the Securities Act, the California Securities Law and other applicable laws, regulations and requirements, which impose certain restrictions on SPH Holdings’ ability to transfer the New CoSine Shares.

(h) Restricted Securities. SPH Holdings understands that the New CoSine Shares are “restricted securities” under applicable federal and state securities laws and that, pursuant to these laws, SPH Holdings must hold the New CoSine Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. SPH Holdings acknowledges that CoSine has no obligation to register or qualify the New CoSine Shares. SPH Holdings has also been advised that exemptions from registration or qualification may not be available in the future or may not permit SPH Holdings to transfer all or any of the New CoSine Shares in the amounts or at the times desired by SPH Holdings.

(i) Legends. SPH Holdings understands that the New CoSine Shares may be notated with one or all of the following legends:

(i) “THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.”

(ii)     Any legend required by the securities laws of any state to the extent such laws are applicable to the New CoSine Shares represented by the certificate, instrument, or book entry so legended.

(j) Rule 144; “Shell Company”. SPH Holdings has been advised that Rule 144 promulgated under the Securities Act, which permits certain limited sales of unregistered securities, is not presently available with respect to the New CoSine Shares and, in any event, may indefinitely restrict transfer of the New CoSine Shares (i) so long as SPH Holdings remains an “affiliate” of CoSine, (ii) if “current public information” about CoSine (as defined in Rule 144) is not publicly available, or (iii) as long as CoSine remains a “shell company” within the meaning of Rule 144(i)(1) promulgated under the Securities Act and until CoSine otherwise complies with the requirements of Rule 144(i)(2) promulgated under the Securities Act.

(k) Non-Foreign Person. SPH Holdings is a United States person (as identified in the Code) and is, therefore, not subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons, and is not subject to any state withholding requirements. SHP Holdings has delivered to CoSine an affidavit stating under penalty of perjury SPH Holdings’ United States Taxpayer Identification Number and the SPH Holdings is not a foreign person pursuant to Section 1445(b)(2) of the Code and a comparable affidavit satisfying any state withholding requirements.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF COSINE

CoSine hereby represents and warrants to SPH Holdings and Parent the following are true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date:

4.1       Existence and Good Standing. CoSine is corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted.

4.2       Due Authorization. CoSine has all requisite power and authority to execute and deliver this Agreement and the other agreements and instruments to be delivered by it pursuant to this Agreement and to perform its obligations hereunder and thereunder. All acts and other proceedings required to be taken by CoSine to authorize the execution, delivery and performance of this Agreement and the other agreements and instruments described above and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly authorized, executed and delivered by CoSine and constitutes a legal, valid and binding obligation of CoSine, enforceable against CoSine in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3       Capitalization.

(a)     As of the date of this Agreement, the authorized capital of CoSine consists of:

(i)     32,000,000 shares of CoSine Common Stock, 9,889,657 shares of which are issued and outstanding as of the date of this Agreement. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable. CoSine holds no CoSine Common Stock in its treasury.

(ii)     3,000,000 shares of preferred stock, par value $0.0001 per share (the “Cosine Preferred Stock”), 220,000 shares of which have been designated Series A Junior Participating Preferred Stock and 14,000 shares of which have been designated Series B Preferred Stock, none of which are issued and outstanding immediately prior to the Closing Date. The rights, privileges and preferences of the CoSine Preferred Stock are as stated in applicable Certificates of Designations and Preferences filed with the Secretary of State of the State of Delaware and as provided by the Delaware General Corporation Law.   The Company holds no CoSine Preferred Stock in its treasury.

(b)     176,000 shares of CoSine Common Stock and no shares of CoSine Preferred Stock, in the aggregate, are reserved for issuance upon exercise of outstanding options and other awards granted under CoSine’s 1997, 2000 and 2002 Stock Plans, 2000 Director Plan and 2011 Incentive Stock Plan (the “Stock Plans”). The Company has furnished to SPH Holdings and Parent complete and accurate copies of the Stock Plans and forms of agreements used thereunder.

4.4       Approvals and Consents. Assuming the accuracy of the representations made by SPH Holdings and Parent in Section 3.8 of this Agreement, no action, approval, consent, authorization or waiver of, or registration, qualification, designation, declaration or filing with, any federal, state, local or foreign governmental or quasi-governmental agency, commission, board, bureau, or instrumentality is necessary or required as to CoSine in connection with execution and delivery of this Agreement by CoSine, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for filings pursuant applicable state securities laws, which have been made or will be made in a timely manner.

4.5       No Conflicts. None of the execution and delivery of this Agreement by CoSine, the consummation by CoSine of the transactions contemplated hereby or compliance by CoSine with any of the provisions hereof shall (i) conflict with or result in a breach of any applicable organizational documents of CoSine, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any contract or other instrument or obligation of any kind to which CoSine is a party or by which CoSine or any of its material properties or assets may be bound, or (iii) violate any law, statute, regulation, writ, injunction, judgment, legal requirements or court or government order applicable to CoSine or any of CoSine’s material properties or assets.

4.6       Valid Issuance.

(a) The New CoSine Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by SPH Holdings or Parent. Assuming the accuracy of the representations of SPH Holdings and Parent in Section 3.8 of this Agreement and subject to the filings described in Section 4.4 above, the New CoSine Shares will be issued in compliance with all applicable federal and state securities laws.

(b)     No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to CoSine or, to CoSine’s knowledge, any person described in Rule 506(d)(1), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

4.7       Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the knowledge of CoSine, threatened before any federal, state, local or foreign governmental or quasi-governmental agency, commission, board, bureau, or instrumentality brought by or against CoSine, or any of its officers, directors, employees, agents or affiliates (i) that questions the validity of the Agreement or the rights of CoSine to enter into the Agreement, or to consummate the transactions contemplated by the Agreement; (ii) involving, affecting or relating to any material assets, properties or operations of CoSine, or (iii) which could materially and adversely affect the ability of CoSine to effect the consummation of the transactions contemplated by the Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1       Standard of Efforts. Subject to the terms and conditions provided herein, each of CoSine, SPH Holdings and Parent agree to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the SPH Holdings Contribution, the Offer (subject to and in accordance with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder, and the Takeover Code, as applicable), and the other transactions contemplated herein.

5.2       Public Statements. SPH Holdings and Parent shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated herein, including the Offer, and shall not issue any such public announcement or statement prior to such consultation, except as may be required by applicable federal, state, local or foreign law.

ARTICLE 6

INDEMNIFICATION

6.1        Indemnification.

(a)     SPH Holdings and Parent agree:

(i)     To jointly and severally indemnify and hold harmless CoSine (and its officers, employees, partners, agents, affiliates and controlling parties) from and against any and all losses, liabilities, damages, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, asserted against, resulting to, imposed upon, or incurred or suffered by CoSine, directly as a result of third party claims resulting or arising from any inaccuracy in or breach or nonfulfillment of or any alleged inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by SPH Holdings and Parent in this Agreement, provided, however, that the indemnity agreement contained in this Section 6.1(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of each SPH Holdings and Parent (which consent shall not be unreasonably withheld, conditioned or delayed);

(ii)     In consideration for CoSine’s issuance of the New CoSine Shares and except as otherwise provided in Section 6.1(a), SPH Holdings, for and on behalf of itself, its respective affiliates, successors, and assigns, hereby waives, remits, releases and forever discharges CoSine and each of its subsidiaries direct or indirect, affiliates, shareholders, board members, officers, directors, trustees, beneficiaries, employees, successors and assigns (“CoSine Releasees”) from any and all manner of action, claims, liens, demands, liabilities, potential or actual causes of action, charges, complaints, suits (judicial, administrative, or otherwise), damages, debts, demands, obligations of any other nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (state, federal or local), common law and/or other theory or basis, from the beginning of the world to the date hereof, relating to any non-disclosure by CoSine to SPH Holdings of any material, non-public information in connection with the issuance of the New CoSine Shares contemplated by this Agreement;

(iii)     SPH Holdings and Parent also covenant not to sue or otherwise participate in any action against any of the CoSine Releasees based upon any of the claims released in Section 6.1(a)(ii) above; and

(iv)     SPH Holdings and Parent fully understand the effect of the waiver contained herein and elect to proceed with the issuance of the New CoSine Shares contemplated by this Agreement.

(b)     CoSine agrees to indemnify and hold harmless each of SPH Holdings and Parent (and their respective officers, employees, partners, agents, affiliates and controlling parties) from and against any and all losses, liabilities, damages, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, asserted against, resulting to, imposed upon, or incurred or suffered by SPH Holdings or Parent directly as a result of third party claims resulting or arising from any inaccuracy in or breach or nonfulfillment of or any alleged inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by CoSine in this Agreement, provided, however, that the indemnity agreement contained in this Section 6.1(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of CoSine (which consent shall not be unreasonably withheld, conditioned or delayed).

6.2      Director and Officer Liability.

(a)     CoSine, SPH Holdings and Parent agree that all rights to indemnification by CoSine now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date an officer or director of CoSine or any CoSine subsidiary or an employee of the Company or any CoSine subsidiary (each an “Indemnified Party”) as provided in CoSine’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the SPH Holdings Contributions and the Offer and shall remain in full force and effect.

(b)     For six years after the Closing Date, to the full extent permitted under applicable law, CoSine shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Closing Date (including in respect of this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above.

(c)     CoSine, SPH Holdings and Parent acknowledge and agree that CoSine shall maintain CoSine’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement, for a period of not less than six years after the Closing Date, but only to the extent related to actions or omissions prior to the Closing Date; provided that (i) CoSine may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Closing Date.

(d)     The obligations of CoSine under this Section 6.2 shall survive the consummation of the SPH Holdings Contributions and the Offer and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.2 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.2 applies shall be third party beneficiaries of this Section 6.2, each of whom may enforce the provisions of this Section 6.2).

(e)     If CoSine or its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of or CoSine shall assume the obligations set forth in this Section 6.2.

ARTICLE 7

GENERAL PROVISIONS

7.1     Amendments. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all parties hereto.

7.2     Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

7.3     Entire Agreement. This Agreement (including all schedules and exhibits attached hereto and all documents referred to herein) constitutes the entire agreement among the parties to this Agreement with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between any of the parties with respect to the subject matter hereof.

7.4     Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

7.5     Successors; Assignment. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

7.6     No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement.

7.7     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

if to SPH Holdings or Parent, to:

Steel Partners Holdings L.P.
590 Madison Avenue, 32nd Floor
New York, NY 10022

Attention: Jack L. Howard

Facsimile: (212) 520-2309

with a copy to:

Olshan Frome Wolosky LLP
Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attention: Jason S. Saltsberg

Facsimile: (212) 451-2222

if to CoSine, to:

CoSine Communications, Inc.

61 E. Main St., Suite B

Los Gatos, CA 95030

Attention: Terry R. Gibson, President

Facsimile: (408) 399-6491

with a copy to:

Dudnick Detwiler Rivin & Stikker LLP

351 California Street, Suite 1500

San Francisco, CA 94101

Attention: Andrew H. Pontious

Facsimile: (415) 982-1401

Notice so given shall (in the case of notice so given by mail or overnight courier) be deemed to be given when received and (in the case of notice so given by facsimile or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

7.8     Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.9     Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.10    Expenses. Each party hereto shall pay its own expenses incurred in the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby (including, without limitation, all accounting fees, legal fees, consulting and advisory fees, filing fees, printing costs and travel expenses).

7.11      Survival. The warranties, representations, and covenants of CoSine, SPH Holdings and Parent contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of CoSine, SPH Holdings and Parent.

7.12     Further Assurances. From time to time, at any party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

7.13     Brokers and Finders. No party hereto shall be obligated to pay any commission, brokerage fee or finder’s fee based on any alleged agreement or understanding between any such party and a third person in respect of the transactions contemplated hereby. Each party hereto hereby agrees to indemnify the other against any claim by any third person for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied from the actions of such party.

7.14.     California Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

7.15     Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)     Each of the parties hereto (i) irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(c) WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

7.16     Preparation of Agreement. Each party to this Agreement acknowledges that: (i) the party had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other party hereto; (ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such party; and (iii) such party has voluntarily entered into the transactions contemplated by this Agreement without duress or coercion. Each party further acknowledges that such party was not represented by the legal counsel of any other party hereto in connection with the transactions contemplated by this Agreement, nor was he or it under any belief or understanding that such legal counsel was representing his or its interests. Each party agrees that no conflict, omission or ambiguity in this Agreement, or the interpretation thereof, shall be presumed, implied or otherwise construed against any other party to this Agreement on the basis that such party was responsible for drafting this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COSINE COMMUNICATIONS, INC.
By:
	Name:	Terry R. Gibson
	Title:	Chief Executive Officer and President

SPH GROUP HOLDINGS LLC
By:	Steel Partners Holdings GP Inc., its Manager
By:
Name:
Title:

STEEL PARTNERS HOLDINGS L.P.
By:	Steel Partners Holdings GP Inc., its General Partner
By:
Name:
Title:

[Signature Page to Contribution Agreement, dated January 20, 2015]

Exhibit A

Certificate of Designations and Preferences